EXHIBIT 11

STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
Aeroquip-Vickers, Inc.
(In thousands, except per share data)

                                     Three Months Ended     Six Months Ended
                                          June 30                June 30
                                        ------------------      -------------------
                                      1997      1996         1997         1996
                                         ----       ----         ----     ----
AVERAGE SHARES OF COMMON STOCK
AND COMMON STOCK EQUIVALENTS
OUTSTANDING (NOTE A)
Average shares outstanding             27,948     28,551      27,966    28,652
Assumed conversion of the 6%
 convertible debentures                 1,905      1,905       1,905     1,905
Net effect of dilutive stock
 options based upon treasury stock
 method using average market price        167         72         155        72
                                    --------- ----------  --------------------
Average shares of common stock
 and common stock equivalents
 outstanding                           30,020     30,528      30,026    30,629
                                   ========== ==========  ====================

INCOME ATTRIBUTABLE TO COMMON STOCK (NOTE A)
Net income                          $  33,630 $   33,060  $   39,324$   57,475
After-tax equivalent of interest
  expense on the 6% convertible
  debentures                              930        930       1,860     1,860
                                   ---------- ----------  --------------------
Income attributable to common stock$   34,560 $   33,990  $   41,184$   59,335
                                   ========== ==========  ====================


Net Income per Share               $     1.15 $     1.11  $     1.37$     1.94
                                   ========== ==========  ====================

Note A - Net income per share is computed using the average number of common shares outstanding, including common stock equivalents. The assumed conversion of the Company's 6% convertible debentures was included in average shares outstanding, increasing the average number of shares outstanding by 1,904,762 shares. For purposes of computing net income per share, net income was increased for the after-tax equivalent of interest expense on the 6% convertible debentures.



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